Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
March 12, 2012	For more information contact:
First South Bancorp, Inc.	Nicole Spence (HR Manager) (252-940-4934), or
First South Bank	Bill Wall (Secretary) (252-940-5017)
Website: www.firstsouthnc.com

Bruce W. Elder to Join First South Bank

Washington, North Carolina – First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), is pleased to announce that Bruce W. Elder will join the Bank effective March 19, 2012. Mr. Elder will assume the position of President and Chief Executive Officer of the Company and the Bank upon the retirement of Mr. Thomas A. Vann at the end of the third quarter of 2012.

Mr. Elder comes to First South Bank from Crescent State Bank in Cary, NC where he has served as the CFO for the past 14 years. In addition to his service with Crescent State Bank, Mr. Elder has over 25 years of banking experience and has served on the executive management teams of both Mutual Community Savings Bank in Durham, NC and Prosperity Bank and Trust in Springfield, VA. He is a graduate of North Carolina State University with a degree in Accounting and currently maintains his CPA license.

Currently residing in Apex, NC, Mr. Elder will be relocating to Washington, NC with his family.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a Leasing Company and securities brokerage services through an affiliation with a broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 branch offices located throughout central, eastern, northeastern and southeastern North Carolina.

First South Bank may be accessed on its website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.